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                                                                  EXHIBIT (d)(3)


Chieftain International, Inc.
1201 Toronto Dominion Tower
10088 -102 Avenue
Edmonton, Alberta
T5J 2Z1  Canada

ATTENTION:    MR. STANLEY A. MILNER
              PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Sirs:

RE:      CONFIDENTIAL INFORMATION

In connection with a Possible Transaction involving Chieftain International, Inc. and its subsidiaries (the "Disclosing Corporation") and, directly or indirectly, the undersigned (the "Recipient Corporation"), the Recipient Corporation has requested the Disclosing Corporation to provide the Recipient Corporation with certain information.

In consideration of the premises and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Recipient Corporation hereby agrees as follows:

1.       DEFINITIONS

         In this agreement:

         (a) "CONFIDENTIAL INFORMATION" means any and all information disclosed or to be disclosed to the Recipient Corporation or any agent, employee or professional advisor of the Recipient Corporation by the Disclosing Corporation or any of its directors, officers, employees, agents, counsel, advisors or other representatives concerning or related to the business, operations, assets or affairs of the Disclosing Corporation (including not only information transmitted in written, electronic, magnetic or other form but, also, information transmitted orally, visually or by any other means), including without limitation the information set forth in any Data Room, and any and all information which is developed or created, in whole or in part, directly or indirectly, from such information and all notes, reports, analyses and compilations whether prepared by the Recipient Corporation or its Representatives or others that contain, are based upon, or otherwise reflect such information;

         (b) "DATA ROOM" means a location established or to be established by the Disclosing Corporation containing information regarding the assets, business, operations or affairs of the Disclosing Corporation;


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         (c)      "POSSIBLE TRANSACTION" means a possible business combination transaction involving the Recipient Corporation and the Disclosing Corporation whether through the acquisition of all of the issued and outstanding shares of the Disclosing Corporation by the Recipient Corporation, an amalgamation, arrangement or other merger or business combination of the Recipient Corporation and the Disclosing Corporation or the acquisition of all or a significant portion of the assets of the Disclosing Corporation;

         (d) "REPRESENTATIVES" means such of the Recipient Corporation's directors, officers, employees, subsidiaries, affiliates, representatives, professional advisors (including without limitation, financial advisors, investment bankers and consultants), lawyers and accountants, consultants and agents who have a need to know for the purpose of evaluating or contributing to the evaluation of a Possible Transaction;

         (e) "SALE AGREEMENT" means a definitive written agreement for a Possible Transaction; and

         (f) "SUBSIDIARY" shall have the same meaning herein as under the Securities Act (Alberta).

2.       PROVISION OF INFORMATION

         The Disclosing Corporation may provide to the Recipient Corporation and the Representatives information to allow the Recipient Corporation to effect an investigation of the assets, business, operations and affairs of the Disclosing Corporation. Competitively sensitive information will only be provided where the Recipient Corporation has entered into a separate agreement with the Disclosing Corporation, on terms satisfactory to the Disclosing Corporation.

3.       PROPRIETARY

         The Recipient Corporation agrees that all Confidential Information made available is confidential and proprietary to the Disclosing Corporation, will be so treated by the Recipient Corporation and the Representatives and shall remain the property of the Disclosing Corporation.

4.       CONFIDENTIALITY RESTRICTIONS

         The Recipient Corporation agrees that all Confidential Information shall be kept in strict confidence and shall not be used, dealt with or exploited for any purpose other than evaluating a Possible Transaction and not for any other business or competitive purpose and none of the Confidential Information shall be disclosed to any person other than Representatives, and may only be disclosed to Representatives if each of such persons agrees to keep such information in strict confidence and to be bound by the confidentiality and non-disclosure provisions of this agreement to the same extent as if they were parties hereto and in respect of whom the Recipient Corporation agrees that


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         any Confidential Information will be kept in strict confidence and shall not be used, dealt with, exploited or disclosed other than as contemplated herein and in strict accordance herewith. The Recipient Corporation shall be liable for any breach of this agreement by its Representatives.

5.       ENSURANCE OF REPRESENTATIVE COMPLIANCE

         The Recipient Corporation shall, before disclosing any Confidential Information to any Representative as contemplated by paragraph 4, take all such reasonable steps as are necessary to ensure that the terms and conditions of this agreement are and will be fully complied with by any such person. At the request of the Disclosing Corporation, the Recipient Corporation agrees to provide the Disclosing Corporation with a list of all Representatives to whom Confidential Information has been provided.

6.       EXCEPTIONS TO CONFIDENTIALITY RESTRICTIONS

         The restrictions set forth in paragraph 4 shall not apply to any part of the Confidential Information which:

         (a) is, at the time of disclosure, or thereafter becomes, a part of the public record through no violation of this agreement;

         (b) was, as evidenced by its records, in the lawful possession of the Recipient Corporation prior to its disclosure hereunder;

         (c) is hereafter lawfully acquired by the Recipient Corporation through a third party, which, to the best of the Recipient Corporation's knowledge, is not under an obligation of confidence to the Disclosing Corporation and which third party was not in a contractual or fiduciary relationship with the Disclosing Corporation; or

         (d) is disclosed following receipt of the written consent of the Disclosing Corporation to such disclosure being made.

7.       REPRODUCTIONS

         Neither the Recipient Corporation nor any of the Representatives shall copy or otherwise reproduce any of the Confidential Information or part with possession of any of the Confidential Information, or any reports, extracts, notes, memoranda or other records in respect thereof, without the prior written consent of the Disclosing Corporation provided that copies of Confidential Information may be made for or by Representatives to conduct a timely review for purposes of evaluating the Possible Transaction. The Recipient Corporation will establish procedures to ensure that all Confidential Information, including copies, is properly protected and monitored.

8.       RETURN, DESTRUCTION OF CONFIDENTIAL INFORMATION

         At the request of the Disclosing Corporation, the Recipient Corporation and the Representatives shall immediately return or cause to be returned to the Disclosing


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         Corporation the Confidential Information in whatever form it may be held by the Recipient Corporation or any of the Representatives and shall not retain any copies or other reproductions thereof; or any reports, extracts, notes, memoranda or other records in respect of any thereof, (whether written, electronic, magnetic or otherwise) except as provided in this paragraph. At the request of the Disclosing Corporation, the Recipient Corporation and the Representatives shall destroy or have destroyed all such copies, other reproductions, reports, extracts, notes, memoranda and other records in respect of any Confidential Information. Furthermore, the Recipient Corporation shall, upon request, provide written confirmation to the Disclosing Corporation that the terms and conditions of this paragraph have been complied with.

9.       LEGAL OBLIGATIONS REGARDING CONFIDENTIAL INFORMATION

         The Recipient Corporation acknowledges and agrees, and will ensure that each Representative acknowledges and agrees, that: (i) certain of the Confidential Information may constitute material facts that have not been generally disclosed within the meaning of applicable securities laws; (ii) each of the Recipient Corporation and each Representative should consider themselves in a special relationship with the Disclosing Corporation by virtue of the acquisition of Confidential Information pursuant to this agreement; and (iii) each of the Recipient Corporation and each Representative will comply with all applicable securities law in such regard, including, without limitation, that the Recipient Corporation and the Representatives will not make use of any Confidential Information in connection with any trade of securities of the Disclosing Corporation nor communicate such information to any other persons ("special relationship" and "material fact" having the same meanings in this paragraph as under the Securities Act (Alberta)).

10.      EQUITABLE RELIEF

         It is agreed that the Disclosing Corporation will be irreparably injured by a breach of this agreement by the Recipient Corporation or any Representative, which injury could not be adequately compensated for by damages, and the Disclosing Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of this agreement. Such remedies shall not be deemed to be exclusive remedies for the breach of this agreement but shall be in addition to all other remedies available hereunder or otherwise at law or in equity.

11.      PROHIBITED TRANSACTIONS

         During the period commencing on the date of this agreement and terminating at the end of the eighteenth calendar month following the date hereof, the Recipient Corporation shall not, except with prior written consent of the Board of Directors of the Disclosing
         Corporation:

         (a) acquire or agree to acquire, or make any proposal to acquire, in any manner, directly or indirectly, any securities or property of the Disclosing Corporation (including any subsidiary);


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         (b)      commence an offer of any nature or kind whatsoever for any securities or property of the Disclosing Corporation (including any subsidiary), including, without limitation, a tender or exchange offer;

         (c) solicit proxies from holders of securities of the Disclosing Corporation or form, join or in any way participate with a "control person" (as such term is defined under the Securities Act (Alberta)) with respect to the equity of the Disclosing Corporation or of any affiliate or associate of the Disclosing Corporation;

         (d) engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act in concert, with any third party to propose or effect; any takeover bid, amalgamation, merger, arrangement or other business combination, with respect to the Disclosing Corporation (including any subsidiary) or substantially all of the assets of the Disclosing Corporation or to propose or effect any acquisition or purchase of assets of the Disclosing Corporation (including any subsidiary);

         (e) solicit, directly or indirectly, any person currently employed or retained by or with the Disclosing Corporation (including any subsidiary), excluding any such person whose employment or retention thereby is terminated after the date hereof; provided that "solicit" shall not include the solicitation of any such person by advertising in a newspaper or periodical of general circulation or by an employee or executive search firm acting on behalf of the Recipient Corporation which it did not instruct or encourage such solicitation;

         (f) institute any shareholder proposal in respect of the Disclosing Corporation or otherwise attempt to influence or control the conduct of the securityholders of the Disclosing Corporation; or

         (g)      take any action in furtherance of any of the foregoing.

         The Recipient Corporation also agrees during such period not to (i) request the Disclosing Corporation (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph 11 (including this sentence), or (ii) take any action which might require the Disclosing Corporation to make a public announcement regarding the possibility of a business combination or merger.

12.      LIABILITY AND INDEMNIFICATION

         Without limitation and in addition to any other rights of the Disclosing Corporation against the Recipient Corporation or any Representative arising by reason of any breach hereof, the Recipient Corporation shall:

         (a) be liable to the Disclosing Corporation and its directors, officers, employees and representatives for any and all losses, costs, damages and expenses whatsoever (including legal, accounting and other professional costs, expenses, fees and disbursements, with legal fees determined on a solicitor-client basis) which such parties may suffer, sustain, pay or incur; and


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         (b)      indemnify and hold the Disclosing Corporation and its
                  directors, officers, employees and representatives harmless against all actions, proceedings, claims, demands, losses, costs, damages and expenses whatsoever (including legal, accounting and other professional costs, expenses, fees and disbursements, with legal fees determined on a solicitor-client basis) which may be brought against or suffered by any of them or which any of them may sustain, pay or incur;

         which are established to result or arise, directly or indirectly, from disclosure of all or any part of the Confidential Information contrary to the provisions hereof or any other breach of this agreement by the Recipient Corporation or any Representative.

13.      PROHIBITED CONTACTS

         Neither the Recipient Corporation nor any Representative will initiate or arrange, directly or indirectly, or maintain contact (except for those contacts made in the ordinary course of business unrelated to a Possible Transaction or those contacts made while present in the Disclosing Corporation's data room) with any director, officer, employee, agent, consultant or other representative of the Disclosing Corporation or with any partner, customer, supplier, sales representative or competitor of the Disclosing Corporation other than the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, a senior vice president or any other officer of the Disclosing Corporation designated in writing for such purpose by such Chief Executive Officer, except with the express prior written permission of the Chief Executive Officer of the Disclosing Corporation. Any such permissions granted may be revoked at any time.

14.      LEGAL COMPULSION TO DISCLOSE

         If the Recipient Corporation or any Representative is requested or becomes legally compelled (by oral questions, interrogatories, requests for confidential information, documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information (after using its best efforts to avoid such disclosure), the Recipient Corporation or other party to whom the request was made or who is legally compelled as aforesaid shall provide the Disclosing Corporation with prompt written notice of same so that the Disclosing Corporation may either seek a protective order or other appropriate remedy. If such protective order or remedy is not obtained, the Recipient Corporation or Representative, as the case may be, shall furnish only that portion of the Confidential Information which it is advised by counsel is legally required and will use its best efforts to obtain reliable assurance that the Confidential Information will be accorded confidential treatment.

15.      DISCLOSURE OF THIS AGREEMENT

         Unless otherwise required by law or by the rules or policies of any securities regulatory authority (including stock exchanges) or permitted by this agreement (and provided that, in any such case, prior notice of the intention to rely thereon is given to the Disclosing Corporation and disclosure is only made to the extent so required), none of the Recipient Corporation and the Representatives shall, except with the prior written consent of the


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         Disclosing Corporation, disclose to any person (other than
         Representatives) either the fact that this agreement has been entered into or that any investigations, discussions or negotiations are taking place concerning the evaluation of the Disclosing Corporation and/or the Possible Transaction, or that the Recipient Corporation has requested or received Confidential Information, or disclose any of the terms, conditions or other facts with respect to this agreement or the evaluation of the Disclosing Corporation.

16.      ABSENCE OF REPRESENTATIONS AND WARRANTIES

         In making available the Confidential Information, the Disclosing Corporation makes no representation or warranty as to the accuracy or completeness thereof or otherwise or with respect to any conclusions, interpretations or analysis with respect to any thereof and neither the Disclosing Corporation nor any of its directors, officers, employees, professional advisors (including, without limitation, financial advisors, lawyers and accountants) or agents shall have any liability whatsoever to a Recipient Corporation or any Representative as a result of the use of or reliance upon any of the Confidential Information, or any information from public sources or other sources whatsoever, by the Recipient Corporation of any thereof; it being understood that only those particular express representations and warranties which may be made by the Disclosing Corporation in an agreement executed by the Disclosing Corporation, when and if executed, shall have any legal effect.

         The Recipient Corporation agrees that no contract or agreement providing for a Possible Transaction shall be deemed to exist between it and the Disclosing Corporation unless and until a Sale Agreement has been executed and delivered, and the Recipient Corporation hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with a Possible Transaction as contemplated by this agreement unless and until such Recipient Corporation has entered into a Sale Agreement. The Recipient Corporation also agrees that unless and until a Sale Agreement between the Disclosing Corporation or its affiliates and the Recipient Corporation with respect to a Possible Transaction has been executed and delivered, none of the Disclosing Corporation or any of its affiliates on the one hand, or the Recipient Corporation on the other hand have any legal obligation of any kind whatsoever with respect to such Possible Transaction (including with respect to consummation thereof) by virtue of this agreement or any other written or oral expression with respect to such Possible Transaction except, in the case of this agreement, for the matters specifically agreed to herein. For purposes of this agreement, the term "Sale Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid on the part of the Recipient Corporation. The Recipient Corporation further understands that (a) the Disclosing Corporation shall be free to conduct the process for a Possible Transaction as it in its sole discretion shall determine (including, without limitation, by negotiation with any prospective buyer and entering into a definitive Sale Agreement without prior notice to the Recipient Corporation or any other person), (b) any procedures relating to such a Possible Transaction may be changed at any time without notice to the Recipient Corporation or any other person and (c) the Recipient Corporation shall not have any claim whatsoever against the Disclosing Corporation, or any of its directors, officers,


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         employees, affiliates or agents, arising out of or relating to a
         Possible Transaction (other than those as against the parties to a Sale Agreement with the Recipient Corporation in accordance with the terms thereof). Neither this paragraph nor any other provision in this Agreement can be waived, modified, or amended except by written consent of the Disclosing Corporation, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver, modification or amendment.

17.      NOTICES

         All notices, communications and statements (hereinafter called "notices") required, permitted or contemplated hereunder shall be in writing, and shall be sufficiently given and received if.

         (a) personally served on the other party during normal business hours at the address set forth below (personally served notices shall be deemed received by the addressee when actually delivered);

         (b) sent by facsimile transmission to the facsimile telephone numbers set forth below (notices so served shall be deemed to have been received on the business day following the day of sending); or

         (c) sent by first class registered mail, postage prepaid, to the intended recipient (notices so served shall be deemed to have been received by the addressees on the fifth business day of such addressee following the date of mailing thereof), provided that in the event of an actual or threatened postal strike or other labour disruption that may affect the mail service, notices shall not be mailed.

         (d) The address of each of the respective parties hereto shall be as follows:

                  (i)      if to the Disclosing Corporation:

                           Chieftain International, Inc.
                           1201 Toronto Dominion Tower
                           10088 -102 Avenue
                           Edmonton, Alberta
                           T5J 2Z1  Canada
                           Attention:  President and Chief Executive Officer
                           Facsimile:  780-429-4681

                  (ii) if to the Recipient Corporation (or any Representative to whom disclosure is made pursuant hereto) at the address set forth below the Recipient Corporation's execution of this agreement.

         (e) Any party may change its said address by notice given in accordance with this paragraph.


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18.      TERM

         This agreement shall remain in full force and effect for a period of two years from the date hereof (notwithstanding that the Confidential Information may have been returned or copies or other reproductions thereof destroyed prior to the expiration of such period) and thereupon shall terminate.

19.      GOVERNING LAW

         This agreement shall be governed by the laws of the Province of Alberta and the laws of Canada applicable therein, without giving effect to the principles of conflicts of laws thereof and the undersigned hereby:

         (a) irrevocably submits and attorns to the jurisdiction of the Courts of the Province of Alberta in respect of any matter arising hereunder or in connection herewith;

         (b) waives all right to object to jurisdiction of such courts in any legal action or proceeding relative to this agreement or the transactions contemplated hereby or execution of any judgement, order or decree issued in or as a result of any such action, suit or proceeding which they may now or hereafter have by reason of domicile or otherwise;

         (c) waives any objection to the laying of venue in such courts of any of the aforesaid actions, suits or proceedings arising out of or in connection with this agreement;

         (d) waives and agrees not to plead or claim that any action, suit or proceeding in such courts has been brought in an inconvenient forum; and

         (e) waives any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to this agreement.

20.      ENTIRE AGREEMENT

         This agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter of this agreement. No supplement, modification, waiver or termination of this agreement shall be binding unless executed in writing by the party to be bound thereby.

21.      ASSIGNMENT

         This agreement and the obligations set forth hereunder shall not be assigned in whole or in part by any party hereto or any person bound hereby.

22.      SEVERABILITY

         The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement.


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23.      WAIVER

         No waiver by any party hereto shall be effective unless in writing and any such waiver shall only affect the matter, and the occurrence thereof, specifically identified therein and shall not extend to any other matter or occurrence.


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24.      SECURITIES HOLDINGS

         The Recipient Corporation represents and warrants that, as of the date hereof, neither it, nor any subsidiary or person acting jointly or in concert with the Recipient Corporation, beneficially owns or exercises control or direction over any of the issued and outstanding shares or other securities of the Disclosing Corporation.

         DATED this 30th day of March 2001                .
                    ----        --------------------------

                                            Company: HUNT OIL COMPANY
                                                    ---------------------------


                                            Signature: /s/
                                                       -------------------------

                                            Name:
                                                       -------------------------

                                            Title:
                                                       -------------------------

                                            (insert address for service below)


                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------


                                            Attention:
                                                       -------------------------

                                            Facsimile:
                                                       -------------------------

Accepted and agreed this
30th  day of March 2001       .
-----        -----------------


CHIEFTAIN INTERNATIONAL, INC.


Per: /s/
     ----------------------------

Name:
      ---------------------------

Title:
       --------------------------